EXHIBIT 10.16

WELLS FARGO BANK, NA.

TRADE SERVICES DIVISION — NORTHERN CALIFORNIA

525 MARKET STREET, 25TH FLOOR

SAN FRANCISCO, CA 94105

Contact Phone: 1(800) 798-2815 Option 1

IRREVOCABLE LETTER OF CREDIT

Date: August 24, 2001

Letter of Credit No.: NZS410048

Wells Fargo Merchant Services, LLC

265 Broad Hollow Road

Melville, NY 11747

Attention: Risk Management

Ladies and Gentlemen:

                At the request and for the account of Patrick M. Byrne (the “Account Party”) we hereby establish our irrevocable Letter of Credit in your favor in the amount of Two Million United States Dollars (U.S. $2,000,000.00) available with us by sight payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement containing the wording below of (1) or (2) or (3) alone or (1) and (2) combined:

(1)                                  “This demand covers (a) amounts payable to Wells Fargo Merchant Services, LLC and/or any of its affiliates (individually and collectively, “Wells Fargo”) from Overstock.Com, Inc. (the “Company”) under or in connection with Merchant Services provided by Wells Fargo to the Company (the “Services”), including, without limitation, chargebacks, adjustments, fees and other charges due to Wells Fargo or incurred by the Company under or in connection with the Wells Fargo Merchant Application executed by the Company as of July 14, 2001 and the Wells Fargo Merchant Agreement and Operating Procedures Guide, as any of the foregoing may have been amended, substituted or replaced from time to time, and any other amounts for which the Company is or may become indebted or obligated, currently or contingently, to Wells Fargo under or in connection with the Services, and/or (b) losses, liabilities, claims, demands, judgments, costs, and/or expenses suffered or incurred by Wells Fargo in connection with the Services.”

                                                        and/or

(2)                                  “This demand covers amounts paid to Wells Fargo Merchant Services, LLC and/or any of its affiliates (individually and collectively, “Wells Fargo”) from Overstock.Com, Inc. (the “Company”) under or in connection with Merchant Services provided by Wells Fargo to the Company (the “Services”), including without limitation, chargebacks, adjustments, fees and other charges due to Wells Fargo or incurred by the Company under or in connection with the Wells Fargo Merchant Application executed by the Company as of July 14, 2001 and the Wells Fargo Merchant Agreement and Operating Procedures Guide, as any of the foregoing may have been amended from time to time, and any other amounts for which the Company is or may become indebted or obligated, currently or contingently, to Wells Fargo under or in connection with the Services, and/or (b) to cover losses, liabilities, claims, demands, judgments, costs, and/or expenses suffered or incurred by Wells Fargo in connection with the Services.  The amounts covered by this demand were paid to Wells Fargo within 90 calendar days before the Company made a general assignment for the benefit of creditors or a petition was filed by or against the Company under the United States Bankruptcy Code or under similar state or federal law relating to bankruptcy, reorganization or other relief for debtors.”

or

(3)                                  “Wells Fargo Merchant Services, LLC and/or any of its affiliates (individually and collectively, “Wells Fargo”) has received notice that Letter of Credit No. NZS410048 issued by Wells Fargo Bank, N.A. will not be extended beyond its current expiration date.  This demand covers amounts which in the future will or may be payable to Wells Fargo by Overstock.Com, Inc. (the “Company”), as well as amounts which have been paid to Wells Fargo by the Company within the 90 calendar days preceding the date of this demand, (a) under or in connection with Merchant Services provided by Wells Fargo to the Company (the “Services”), including, without limitation, chargebacks, adjustments, fees and other charges due to Wells Fargo or incurred by the Company under or in connection with the Wells Fargo Merchant Application executed by the Company as of July 14, 2001 and the Wells Fargo Merchant Agreement and Operating Procedures Guide, as any of the foregoing may have been or may be amended from time to time, and any other amounts for which the Company is or may become indebted or obligated, currently or contingently, to Wells Fargo under or in connection with the Services, and/or (b) to cover losses, liabilities, claims, demands, judgments, costs, and/or expenses suffered or incurred by Wells Fargo in connection with the Services.

Each draft presented hereunder must be marked “DRAWN UNDER LETTER OF CREDIT NO. NZS410048 ISSUED BY WELLS FARGO BANK, N.A.

Partial and multiple drawings are permitted under this Letter of Credit.

This Letter of Credit expires at our above specified office on July 5, 2003, but shall be automatically extended, without written amendment, to January 5 in each succeeding calendar year unless you have received at your address above written notice from us sent by registered mail or express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice (the “Final Expiration Date”), which Final Expiration Date will be July 5, 2003 or any subsequent July 5 and be at least 60 calendar days after the date you receive such notice.

The Final Expiration Date shall be automatically extended to that Banking Day (a day on which we are open at our above-specified office to conduct our letter of credit business) which is 10 Banking Days after the Final Expiration Date if (1) the Final Expiration Date falls on a day which is not a Banking Day for any reason referred to in Article 17 of the UCP (as defined below) or (2) the Final Expiration Date falls on a day which is not a Banking Day for any reason other than those referred to in such Article 17 and the next day which would normally be a Banking Day is not a Banking Day for any reason referred to in Article 17.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under this Letter of Credit at the time of such transfer.  Any such transfer may be affected only through ourselves and only upon payment or our usual transfer fee and upon presentation to us at our above-specified office of a duly executed instrument of transfer in form and substance acceptable to us together with the original of this Letter of Credit.  Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office.  Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee.

Except to the extent that our obligation to make payment of any drawing presented under this Letter of Credit which complies with the requirements of this Letter of Credit (the “Obligation”) may be affected by a court order, the Obligation shall be absolute and shall not be affected by (1) any lack of enforceability of, or any claim of the unenforceability of, the Wells Fargo Merchant Agreement referenced in the quoted drawing statements in this Letter of Credit or (2) any defense (real or personal), setoff or counterclaim of Overstock.Com, Inc. or any other person or entity raised, made or alleged in connection with such Wells Fargo Merchant Agreement, it being understood that with respect to the Obligation we are a primary obligor and not a surety or guarantor.

This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by (1) any facts now known to us or hereafter made known to us which are not referred to or stated in this Letter of Credit, (2) any reference in this Letter of Credit to any document, instrument or agreement whatsoever, other than the UCP, or (3) any document, instrument or agreement in which this Letter of Credit is referred to or to which this Letter of Credit relates.  Reference to any document, instrument or agreement in any statement, certificate, or transfer instrument referred to in this Letter of Credit will not be deemed to incorporate into this Letter of Credit such document, instrument or agreement.

Except as otherwise herein provided, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, (the “UCP”) and engages us in accordance with the terms thereof.

All bank charges in connection with this Letter of Credit are for the account of the Account Party.

Very truly yours,

WELLS FARGO BANK, N.A.

By:	/s/ Wells Fargo Bank, N.A.
Title: Assistant Vice President